Exhibit 99.1

Meridian Corporation Reports Second Quarter 2023 Results and Announces a Quarterly Dividend of $0.125 per Common Share.
MALVERN, PA., July 28, 2023 — Meridian Corporation (Nasdaq: MRBK) today reported:
•Net income of $4.6 million and diluted earnings per share of $0.41 for the second quarter ended June 30, 2023.
•Return on average assets and return on average equity for the second quarter of 2023 were 0.86% and 12.08%, respectively.
•Net interest margin was 3.33% for the second quarter of 2023, with loan yield of 6.89%.
•Total assets at June 30, 2023 were $2.2 billion, compared to $2.2 billion at March 31, 2023 and $1.9 billion at June 30, 2022.
•Second quarter commercial loan growth was $27.4 million, or 7.2% annualized; residential and home equity loans increased by $14.2 million on a combined basis, or 18.9% annualized.
•Second quarter deposit growth was $12.2 million, or 2.8% annualized.
•Non-interest bearing deposits were up $6.5 million, or 10% annualized.
•The Company repurchased 127,849 shares of its common stock at an average price of $12.21 per share during the second quarter. The repurchase plan expired mid April.
•On July 27, 2023, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable August 21, 2023 to shareholders of record as of August 14, 2023.

Christopher J. Annas, Chairman and CEO commented “Meridian’s second quarter revenue of $43.0 million generated earnings of $4.6 million, or $0.41 per diluted share. Annual loan growth in the core CRE, C&I and SBA portfolios are expected to again approach 15%. These groups also bring deposits and other referrals, which enhances overall yields. Construction lending for residential and multi-family is still robust because of high demand, as for-sale homes are at historical lows. Credit has not deteriorated meaningfully in any segment and we remain diligent with our credit process and diversification."

Mr. Annas added, "Total business deposits increased to 58% of total deposits, with non-interest bearing accounts up in the quarter by 10% on annualized basis. The margin was down from the prior quarter mostly due to higher deposit expense, as customers have increasing awareness of rate moves. The historical lag effect is gone. We have adjusted well to the tumultuous environment created by the historic Federal Reserve interest rate moves, but the impact on margins continues. We are well positioned for a rise or fall and will not bet on either event.

The mortgage segment is following the historical seasonal pattern, as operations improved throughout the quarter. Despite increased hiring of mortgage loan officers, the lack of homes for sale limits production. Another factor is the thousands of homes purchased by investors and private equity over the past 10 years, being rented and not available for sale. We will continue to monitor the impact of market conditions on our mortgage operations and are prepared to make further adjustments if warranted."

Mr. Annas concluded, "Our exceptional growth results from being highly visible in our regions, and being the preferred bank in the Delaware Valley. We are focusing less on opportunities that do not bring other business, such as portfolio mortgages or equipment leases."

Exhibit 99.1
Select Condensed Financial Information

	As of or for the quarter ended (Unaudited)
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(Dollars in thousands, except per share data)
Income:
Net income	$4,645	$4,021	$4,557	$5,798	$5,938
Basic earnings per common share	0.42	0.36	0.40	0.49	0.49
Diluted earnings per common share	0.41	0.34	0.39	0.48	0.48
Net interest income	17,098	17,677	18,518	18,026	17,551

Balance Sheet:
Total assets	$2,206,877	$2,229,783	$2,062,228	$1,921,924	$1,853,019
Loans, net of fees and costs	1,859,839	1,818,189	1,743,682	1,610,349	1,518,893
Total deposits	1,782,605	1,770,413	1,712,479	1,673,553	1,568,014
Non-interest bearing deposits	269,174	262,636	301,727	290,169	291,925
Stockholders' equity	153,962	153,049	153,280	151,161	156,087

Balance Sheet (Average Balances):
Total assets	$2,166,575	$2,088,599	$1,962,915	$1,868,194	$1,811,335
Total interest earning assets	2,070,640	1,995,460	1,877,967	1,791,255	1,736,547
Loans, net of fees and costs	1,847,736	1,783,322	1,674,215	1,565,861	1,484,696
Total deposits	1,775,444	1,759,571	1,698,597	1,597,648	1,567,325
Non-interest bearing deposits	266,675	296,037	312,297	295,975	296,521
Stockholders' equity	154,183	153,179	151,791	157,614	158,420

Performance Ratios (Annualized):
Return on average assets	0.86%	0.78%	0.92%	1.23%	1.31%
Return on average equity	12.08%	10.65%	11.91%	14.59%	15.03%

Income Statement - Second Quarter 2023 Compared to First Quarter 2023
Net income of $4.6 million, increased $624 thousand from $4.0 million for the first quarter driven by higher levels of non-interest income. Net interest income decreased $580 thousand, or 3.3%, on a tax equivalent basis due to a lower interest margin. Non-interest income increased $2.5 million or 37.5%, while non-interest expense increased $1.8 million, or 10.3%. Detailed explanations of the major categories of income and expense follow below.

Exhibit 99.1

Net Interest income
The rate/volume analysis table below analyzes dollar changes in the components of interest income and interest expense as they relate to the change in balances (volume) and the change in interest rates (rate) of tax-equivalent net interest income for the periods indicated and allocated by rate and volume. Changes in interest income and/or expense related to changes attributable to both volume and rate have been allocated proportionately based on the relationship of the absolute dollar amount of the change in each category.

	Quarter Ended
(dollars in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change	Change due to rate	Change due to volume
Interest income:
Due from banks	$275	$215	$60	27.9%	$35	$25
Federal funds sold	3	2	1	50.0%	1	—
Investment securities - taxable (1)	992	959	33	3.4%	28	5
Investment securities - tax exempt (1)	426	430	(4)	(0.9)%	22	(26)
Loans held for sale	407	217	190	87.6%	15	175
Loans held for investment (1)	31,810	29,202	2,608	8.9%	1,531	1,077
Total loans	32,217	29,419	2,798	9.5%	1,546	1,252
Total interest income	33,913	31,025	2,888	9.3%	1,632	1,256
Interest expense:
Interest-bearing demand deposits	$1,840	$1,855	$(15)	(0.8)%	$227	$(242)
Money market and savings deposits	5,371	4,477	894	20.0%	874	20
Time deposits	6,812	5,115	1,697	33.2%	1,029	668
Total deposits	14,023	11,447	2,576	22.5%	2,130	446
Borrowings	2,129	1,237	892	72.1%	72	820
Subordinated debentures	586	586	—	—%	—	—
Total interest expense	16,738	13,270	3,468	26.1%	2,202	1,266
Net interest income differential	$17,175	$17,755	$(580)	(3.27)%	$(570)	$(10)
(1) Reflected on a tax-equivalent basis.
Interest income increased $2.9 million on a tax equivalent basis, quarter-over-quarter, due to an extra day of interest earned in the period, as well as a higher yield on earning assets and higher levels of average earning assets. The yield on earnings assets rose 26 basis points during the period, while average earning assets increased by $75.2 million.

The yield on total loans increased 26 basis points and the yield on cash and investments increased 5 basis points combined, reflecting the impact on rates caused by the Federal Reserve’s monetary policy. Nearly $682 million in loans repriced during the quarter with an average increase of 41 basis points. Average total loans, excluding residential loans for sale, increased $64.4 million. Construction, commercial real estate, and small business loans, which increased $47.9 million on average, combined, made up the majority of the increase. Home equity loans and residential real estate loans held in portfolio increased $44.8 million on average, combined. Residential loans for sale increased $11.7 million.
Total interest expense increased $3.5 million, quarter-over-quarter, due primarily to market interest rate rises, and increases in both deposit and borrowing balances, as well as an extra day of interest. Interest expense on deposits increased $2.6 million as total average deposits increased $45.2 million and the cost of interest-bearing deposits increased 56 basis points to 3.73%. Interest expense on borrowings increased $892 thousand as total average short-term borrowings increased $63.1 million and the cost increased 22 basis points.

Net interest margin decreased 28 basis points to 3.33% for the second quarter from 3.61% for the first quarter, as the cost of funds outpaced the increase in yield on earnings assets. The margin was also affected by a reduction in average non-interest bearing deposits, which although have increased from March 31, 2023, were down on average by $29.4 million for the quarter.
The provision for credit losses decreased to $705 thousand for the second quarter from $1.4 million for the first quarter. The favorable decline of $694 thousand was largely due to a $467 thousand decline in charge-offs period over period, as well as the improvement in certain qualitative factors considered in our allowance for credit losses. As we are focusing on loan portfolios that provide other business opportunities and higher yields, we have put less emphasize on growing other portfolios and therefore certain qualitative factors were adjusted as growth in and concentration of our lease portfolio has diminished.

Exhibit 99.1
Non-interest income
The following table presents the components of non-interest income for the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Mortgage banking income	$5,050	$3,272	$1,778	54.3%
Wealth management income	1,235	1,196	39	3.3%
SBA loan income	1,767	713	1,054	147.8%
Earnings on investment in life insurance	193	192	1	0.5%
Net change in the fair value of derivative instruments	183	(69)	252	(365.2)%
Net change in the fair value of loans held-for-sale	(199)	(1)	(198)	19800.0%
Net change in the fair value of loans held-for-investment	(219)	117	(336)	(287.2)%
Net gain on hedging activity	(1)	—	(1)	(100.0)%
Net loss on sale of investment securities available-for-sale	(54)	—	(54)	(100.0)%
Service charges	37	35	2	5.7%
Other	1,132	1,183	(51)	(4.3)%
Total non-interest income	$9,124	$6,638	$2,486	37.5%
Total non-interest income increased $2.5 million, or 37.5%, quarter-over-quarter. Mortgage banking income increased $1.8 million or 54.3% quarter-over-quarter, due to higher levels of loan originations. Although interest rates remain high, seasonality is a key factor in the increase in loan originations, which were $59 million over the prior quarter. Partially offsetting the increase in loan volume, the gain on sale margins decreased 25 basis points over the prior quarter. The fair value of loans held for sale, derivatives instruments and net gain on hedging activity increased $53 thousand in total.

SBA loan income increased $1.1 million, or 147.8%, over the prior quarter as more than double the amount of SBA loans were sold into the secondary market in the second quarter. $27.8 million of loans were sold in the quarter-ending June 30, 2023 at a gross margin of 7.0%, compared to $10.9 million in loans sold in the quarter-ending March 31, 2023 at a gross margin of 7.7%.

Wealth management income increased $39 thousand, or 3.3%, for the quarter-ended June 30, 2023 over the prior quarter due to an increase in the number of individual account customers, combined with the effect of market conditions on assets under management. Other non-interest income decreased $51 thousand, or 4.3%, over the prior quarter due largely to swap fee income recorded in the prior quarter that was not repeated in the current quarter.

Non-interest expense
The following table presents the components of non-interest expense for the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Salaries and employee benefits	$12,152	$11,061	$1,091	9.9%
Occupancy and equipment	1,140	1,244	(104)	(8.4)%
Professional fees	1,004	823	181	22.0%
Advertising and promotion	1,091	861	230	26.7%
Data processing and software	1,681	1,432	249	17.4%
Pennsylvania bank shares tax	245	245	—	—%
Other	2,302	2,123	179	8.4%
Total non-interest expense	$19,615	$17,789	$1,826	10.3%
Salaries and employee benefits increased $1.1 million overall, with bank and wealth segments combined having increased $665 thousand, and the mortgage segment increased $426 thousand. Bank and wealth segment salaries and employee benefits were up due to incentive and stock based compensation. Mortgage related salaries and benefits were up quarter-over-quarter due to the variable nature of such expenses at this segment related to origination volume.

Professional fees increased $181 thousand during the current quarter as we incurred OREO expense relating to the expected disposition and sale of the property and non-performing loan workout expenses. Advertising and promotion expense increased $230 thousand from the prior quarter as community outreach efforts, business development activities and related promotional costs were higher in the second quarter. Data processing and software costs were up quarter-over-quarter driven by an increase in customer account volume. Other non-interest expense increased $179 thousand over the prior quarter due largely to an increase in FDIC insurance expense, which reflected the new 2 basis point increase in assessment.

Exhibit 99.1
Balance Sheet - June 30, 2023 Compared to March 31, 2023
As of June 30, 2023, total assets decreased $22.9 million, or 1.0%, to $2.2 billion from March 31, 2023. This decline in assets was due to a reduction in cash and investments in support if higher yielding loans. Interest-bearing cash decreased $63.7 million, or 63.7%, to $36.3 million as of June 30, 2023 from March 31, 2023. Investments available for sale decreased $16.3 million, or 11.4%, as we sold $15.4 million in investments available for sale in the second quarter.
Portfolio loan growth was $41.7 million, or 2.3% quarter-over-quarter. Commercial mortgage loans increased $31.2 million, or 5.1%, construction loans increased $18.7 million, or 7.0%, residential real estate loans held in portfolio increased $9.0 million, or 3.8%, while home equity lines and loans increased $5.2 million, or 8.3% as well. Partially offsetting portfolio loan growth were commercial loans which decreased $20.8 million, or 6.3%, due to the sale of $21.8 million in shared national credits, and lease financings that decreased $1.0 million, or 0.7% from March 31, 2023. Both decreases were the result of reallocation of funds to higher yielding and relationship- based portfolios.
Total deposits increased $12.2 million, or 0.7%, quarter-over-quarter. Noninterest-bearing deposits and money market accounts increased $6.5 million, and $62.6 million, respectively, during the period, while interest-bearing demand deposits decreased $76.7 million during the period. Most of the changes in the interest-bearing checking and the money market accounts came from municipal deposits. Time deposits increased $19.7 million, or 3.1%, from retail and wholesale efforts as customers opt for higher term interest rates.
Consolidated stockholders’ equity of the Corporation increased by $913 thousand from March 31, 2023, to $154.0 million as of June 30, 2023. Changes to equity for the current quarter included net income of $4.6 million, partially offset by a $952 thousand decline in other comprehensive income, dividends paid of $1.4 million, and share repurchases of $1.6 million. The Community Bank Leverage Ratio for the Bank was 9.22% at June 30, 2023.

The following table presents capital ratios of the Bank, unless otherwise noted, at the dates indicated:

	June 30, 2023	March 31, 2023
Stockholders' equity to total assets - Corporation	6.98%	6.86%
Tangible common equity to tangible assets - Corporation (1)	6.81%	6.70%
Tier 1 leverage ratio - Bank	9.22%	7.65%
Common tier 1 risk-based capital ratio - Bank	10.35%	8.44%
Tier 1 risk-based capital ratio - Bank	10.35%	8.44%
Total risk-based capital ratio - Bank	11.43%	11.63%
(1) See Non-GAAP reconciliation in the Appendix

Asset Quality Summary
The ratio of non-performing loans to total loans increased to 1.44% as of June 30, 2023, from 1.25% at March 31, 2023, while non-performing assets to total assets was 1.32% as of June 30, 2023, compared to 1.11% at March 31, 2023. There was $1.7 million in other real estate owned included in non-performing assets, the result of taking possession of a well collateralized residential real estate property at the prior year end. Total non-performing loans of $27.4 million as of June 30, 2023, increased $4.3 million from $23.1 million as March 31, 2023 due to downgrades of 4 SBA loans, 1 commercial loan and several small balance equipment leases as of June 30, 2023.
Meridian realized net charge-offs of 0.05% of total average loans for the quarter ended June 30, 2023, down from the quarter ended March 31, 2023 level of 0.08%. Net charge-offs for the quarter ended June 30, 2023 were $986 thousand, comprised of $1.2 million in charge-offs, with $169 thousand in recoveries for the quarter. While nearly all of the charge-offs for the quarter ended June 30, 2023 continue to be from small ticket equipment leases, the level of charge-offs in this portfolio declined by $689 thousand, while we also realized $149 thousand of recoveries related to the small ticket equipment lease portfolio.
The ratio of allowance for credit losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure, see reconciliation in the Appendix), was 1.10% as of June 30, 2023 compared to 1.13% as of March 31, 2023. As of June 30, 2023 there were specific reserves of $2.6 million against non-performing loans, an increase from $2.5 million as of March 31, 2023 due to the establishment of a specific reserve on a commercial loan that was classified as a non-performing loan during the current quarter.

Exhibit 99.1
Bank Sector Concerns
Meridian is a regional community bank with loans and deposits that are well diversified in size, type, location and industry. We manage this diversification carefully, while avoiding concentrations in business lines. Meridian’s model continues to build on our strong and stable financial position, which serves our regional customers and communities with the banking products and services needed to help build their prosperity.
As a commercial bank, the majority of Meridian's deposit base is comprised of business deposits (58%), with consumer deposits amounting to 11% at June 30, 2023. Municipal deposits (8%) and brokered deposits (23%) provide growth funding. Historically, business deposits lag loan fundings. A typical business relationship maintains operating accounts, investment accounts or sweep accounts and business owners may also have personal savings or wealth accounts. Deposit balances in business accounts have a tendency to be higher on average than consumer accounts. At June 30, 2023, 63% of business accounts and 87% of consumer accounts were fully insured by the FDIC. The municipal deposits are 100% collateralized and brokered deposits are 100% FDIC insured. The level of uninsured deposits for the entire deposit base was 23% at June 30, 2023.
Total balance sheet liquidity, which is derived from cash and investments, as well as salable commercial loans and residential mortgage loans held for sale, was $276.8 million at June 30, 2023, down from $317.8 million at March 31, 2023. Meridian maintains a high-quality investment bond portfolio comprised of U.S Treasuries, government agencies, government agency mortgage-backed securities, and general obligation municipal securities with an average duration of 4 years. Meridian’s investment portfolio represented 7.5% of total assets at June 30, 2023, compared to 8.1% at March 31, 2023. Total cash at June 30, 2023 was $47 million compared to $109 million at March 31, 2023 and $37.1 million at June 30, 2022.
Meridian also maintains borrowing arrangements with various correspondent banks to meet short-term liquidity needs and has access to approximately $853.3 million in liquidity from numerous sources, including its borrowing capacity with the FHLB and other financial institutions, as well as funding through the CDARS program or through brokered CD arrangements. In addition, the Bank is eligible to receive funds under the new Bank Term Funding Program ("BTFP") announced by the Federal Reserve. At June 30, 2023 Meridian elected to secure $33 million in borrowings from the Federal Reserve under the BTFP due to the favorable rate. Management believes that the above sources of liquidity provide Meridian with the necessary resources to meet its short-term and long-term funding requirements.

About Meridian Corporation
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the impact of the COVID-19 pandemic and government responses thereto; on the U.S. economy, including the markets in which we operate; actions that we and our customers take in response to these factors and the effects such actions have on our operations, products, services and customer relationships; and the risk that the Small Business Administration may not fund some or all Paycheck Protection Program (PPP) loan guaranties; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
FINANCIAL RATIOS (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Earnings and Per Share Data:
Net income	$4,645	$4,021	$4,557	$5,798	$5,938
Basic earnings per common share	$0.42	$0.36	$0.40	$0.49	$0.49
Diluted earnings per common share	$0.41	$0.34	$0.39	$0.48	$0.48
Common shares outstanding	11,178	11,305	11,466	11,689	12,074

Performance Ratios:
Return on average assets	0.86%	0.78%	0.92%	1.23%	1.31%
Return on average equity	12.08	10.65	11.91	14.59	15.03
Net interest margin (tax-equivalent)	3.33	3.61	3.93	4.01	4.07
Yield on earning assets (tax-equivalent)	6.57	6.31	5.88	5.10	4.65
Cost of funds	3.39	2.83	2.07	1.17	0.61
Efficiency ratio	74.80%	73.16%	75.61%	71.72%	70.49%

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.05%	0.08%	0.05%	0.02%	0.04%
Non-performing loans to total loans	1.44	1.25	1.20	1.40	1.46
Non-performing assets to total assets	1.32	1.11	1.11	1.20	1.24
Allowance for credit losses to:
Total loans held for investment	1.09	1.12	1.08	1.18	1.24
Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.10	1.13	1.09	1.20	1.27
Non-performing loans	73.97%	88.41%	88.66%	82.20%	81.82%

Capital Ratios:
Book value per common share	$13.77	$13.54	$13.37	$12.93	$12.93
Tangible book value per common share	$13.42	$13.18	$13.01	$12.58	$12.58
Total equity/Total assets	6.98%	6.86%	7.43%	7.87%	8.42%
Tangible common equity/Tangible assets - Corporation (1)	6.81	6.70	7.25	7.67	8.22
Tangible common equity/Tangible assets - Bank (1)	8.54	8.26	8.80	9.61	10.17
Tier 1 leverage ratio - Corporation	7.46	7.65	8.13	8.54	8.87
Tier 1 leverage ratio - Bank	9.22	9.32	9.95	10.52	10.86
Common tier 1 risk-based capital ratio - Corporation	8.38	8.44	8.77	9.28	9.79
Common tier 1 risk-based capital ratio - Bank	10.35	10.27	10.73	11.44	11.98
Tier 1 risk-based capital ratio - Corporation	8.38	8.44	8.77	9.28	9.79
Tier 1 risk-based capital ratio - Bank	10.35	10.27	10.73	11.44	11.98
Total risk-based capital ratio - Corporation	11.49	11.63	12.05	12.80	13.50
Total risk-based capital ratio - Bank	11.43%	11.41%	11.87%	12.70%	13.33%
(1) See Non-GAAP reconciliation in the Appendix

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest income:
Loans and other finance receivables, including fees	$32,215	$29,417	$19,120	$61,632	$36,339
Securities - taxable	992	959	525	1,951	951
Securities - tax-exempt	351	354	340	705	646
Cash and cash equivalents	278	217	52	495	65
Total interest income	33,836	30,947	20,037	64,783	38,001
Interest expense:
Deposits	14,023	11,447	1,818	25,470	3,107
Borrowings	2,715	1,823	668	4,538	1,308
Total interest expense	16,738	13,270	2,486	30,008	4,415
Net interest income	17,098	17,677	17,551	34,775	33,586
Provision for credit losses	705	1,399	602	2,104	1,217
Net interest income after provision for credit losses	16,393	16,278	16,949	32,671	32,369
Non-interest income:
Mortgage banking income	5,050	3,272	6,942	8,322	14,038
Wealth management income	1,235	1,196	1,254	2,431	2,558
SBA loan income	1,767	713	437	2,480	2,957
Earnings on investment in life insurance	193	192	137	385	275
Net change in the fair value of derivative instruments	183	(69)	(674)	114	(840)
Net change in the fair value of loans held-for-sale	(199)	(1)	268	(200)	(856)
Net change in the fair value of loans held-for-investment	(219)	117	(835)	(102)	(1,613)
Net gain on hedging activity	(1)	—	1,715	(1)	4,542
Net gain (loss) on sale of investment securities available-for-sale	(54)	—	—	(54)	—
Service charges	37	35	31	72	58
Other	1,132	1,183	1,128	2,315	2,386
Total non-interest income	9,124	6,638	10,403	15,762	23,505
Non-interest expense:
Salaries and employee benefits	12,152	11,061	12,926	23,213	28,224
Occupancy and equipment	1,140	1,244	1,176	2,384	2,428
Professional fees	1,004	823	913	1,827	1,761
Advertising and promotion	1,091	861	1,189	1,952	2,175
Data processing and software	1,681	1,432	1,308	3,113	2,497
Pennsylvania bank shares tax	245	245	212	490	411
Other	2,302	2,123	1,982	4,425	3,643
Total non-interest expense	19,615	17,789	19,706	37,404	41,139
Income before income taxes	5,902	5,127	7,646	11,029	14,735
Income tax expense	1,257	1,106	1,708	2,363	3,262
Net income	$4,645	$4,021	$5,938	$8,666	$11,473

Basic earnings per common share	$0.42	$0.36	$0.49	$0.78	$0.95
Diluted earnings per common share	$0.41	$0.34	$0.48	$0.75	$0.92

Basic weighted average shares outstanding	11,062	11,272	11,998	11,167	12,022
Diluted weighted average shares outstanding	11,304	11,656	12,398	11,494	12,458

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Assets:
Cash and due from banks	$10,576	$8,473	$11,299	$12,114	$8,280
Interest-bearing deposits at other banks	36,290	100,030	27,092	20,774	28,813
Cash and cash equivalents	46,866	108,503	38,391	32,888	37,093
Securities available-for-sale, at fair value	126,668	142,933	135,346	127,999	129,288
Securities held-to-maturity, at amortized cost	36,463	36,525	37,479	37,922	37,111
Equity investments	2,097	2,110	2,086	2,092	2,153
Mortgage loans held for sale, at fair value	40,422	35,701	22,243	33,800	58,938
Loans and other finance receivables, net of fees and costs	1,859,839	1,818,189	1,743,682	1,610,349	1,518,893
Allowance for credit losses	(20,242)	(20,442)	(18,828)	(18,974)	(18,805)
Loans and other finance receivables, net of the allowance for credit losses	1,839,597	1,797,747	1,724,854	1,591,375	1,500,088
Restricted investment in bank stock	9,157	10,173	6,931	5,217	4,719
Bank premises and equipment, net	13,234	13,281	13,349	12,835	12,185
Bank owned life insurance	28,440	28,247	28,055	22,916	22,778
Accrued interest receivable	7,651	7,651	7,363	6,008	5,108
Other real estate owned	1,703	1,703	1,703	—	—
Deferred income taxes	4,258	4,017	3,936	5,722	4,467
Servicing assets	12,193	12,125	12,346	12,807	12,860
Goodwill	899	899	899	899	899
Intangible assets	3,073	3,124	3,175	3,226	3,277
Other assets	34,156	25,044	24,072	26,218	22,055
Total assets	$2,206,877	$2,229,783	$2,062,228	$1,921,924	$1,853,019

Liabilities:
Deposits:
Non-interest bearing	$269,174	$262,636	$301,727	$290,169	$291,925
Interest bearing
Interest checking	155,907	232,616	219,838	236,562	205,298
Money market and savings deposits	710,546	647,904	697,564	709,127	728,886
Time deposits	646,978	627,257	493,350	437,695	341,905
Total interest-bearing deposits	1,513,431	1,507,777	1,410,752	1,383,384	1,276,089
Total deposits	1,782,605	1,770,413	1,712,479	1,673,553	1,568,014
Borrowings	194,636	233,883	122,082	23,458	59,136
Subordinated debentures	40,348	40,319	40,346	40,597	40,567
Accrued interest payable	5,612	3,836	2,389	1,154	146
Other liabilities	29,714	28,283	31,652	32,001	29,069
Total liabilities	2,052,915	2,076,734	1,908,948	1,770,763	1,696,932

Stockholders’ equity:
Common stock	13,181	13,180	13,156	13,144	13,139
Surplus	79,650	79,473	79,072	78,270	77,781
Treasury stock	(26,079)	(24,512)	(21,821)	(18,033)	(11,896)
Unearned common stock held by employee stock ownership plan	(1,403)	(1,403)	(1,403)	(1,602)	(1,602)
Retained earnings	99,434	96,180	95,815	92,405	87,815
Accumulated other comprehensive loss	(10,821)	(9,869)	(11,539)	(13,023)	(9,150)
Total stockholders’ equity	153,962	153,049	153,280	151,161	156,087
Total liabilities and stockholders’ equity	$2,206,877	$2,229,783	$2,062,228	$1,921,924	$1,853,019

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND SEGMENT INFORMATION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Interest income	$33,836	$30,947	$27,763	$22,958	$20,037
Interest expense	16,738	13,270	9,245	4,932	2,486
Net interest income	17,098	17,677	18,518	18,026	17,551
Provision for credit losses	705	1,399	746	526	602
Non-interest income	9,124	6,638	7,996	10,224	10,403
Non-interest expense	19,615	17,789	20,047	20,261	19,706
Income before income tax expense	5,902	5,127	5,721	7,463	7,646
Income tax expense	1,257	1,106	1,164	1,665	1,708
Net Income	$4,645	$4,021	$4,557	$5,798	$5,938

Basic weighted average shares outstanding	11,062	11,272	11,389	11,736	11,998
Basic earnings per common share	$0.42	$0.36	$0.40	$0.49	$0.49

Diluted weighted average shares outstanding	11,304	11,656	11,795	12,118	12,398
Diluted earnings per common share	$0.41	$0.34	$0.39	$0.48	$0.48

	Segment Information
	Three Months Ended June 30, 2023				Three Months Ended June 30, 2022
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$17,102	$(29)	$25	$17,098	$16,923	$317	$311	$17,551
Provision for credit losses	705	—	—	705	602	—	—	602
Net interest income after provision	16,397	(29)	25	16,393	16,321	317	311	16,949
Non-interest income	2,508	1,235	5,381	9,124	1,159	1,254	7,990	10,403
Non-interest expense	12,325	889	6,401	19,615	10,624	822	8,260	19,706
Income (loss) before income taxes	$6,580	$317	$(995)	$5,902	$6,856	$749	$41	$7,646
Efficiency ratio	63%	74%	118%	75%	59%	52%	100%	70%

	Six Months Ended June 30, 2023				Six Months Ended June 30, 2022
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$34,721	$3	$51	$34,775	$32,533	$411	$642	$33,586
Provision for credit losses	2,104	—	—	2,104	1,217	—	—	1,217
Net interest income after provision	32,617	3	51	32,671	31,316	411	642	32,369
Non-interest income	3,938	2,431	9,393	15,762	4,535	2,558	16,412	23,505
Non-interest expense	23,024	1,877	12,503	37,404	20,833	1,700	18,606	41,139
Income (loss) before income taxes	$13,531	$557	$(3,059)	$11,029	$15,018	$1,269	$(1,552)	$14,735
Efficiency ratio	60%	77%	132%	74%	56%	57%	109%	72%

MERIDIAN CORPORATION AND SUBSIDIARIES
APPENDIX: NON-GAAP MEASURES (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)
Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. The non-GAAP disclosure have limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Allowance For Loan Losses to Loans, Net of Fees and Costs, Excluding PPP Loans and Loans at Fair Value
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Allowance for credit losses (GAAP)	$20,242	$20,442	$18,828	$18,974	$18,805

Loans, net of fees and costs (GAAP)	1,859,839	1,818,189	1,743,682	1,610,349	1,518,893
Less: PPP loans	(187)	(238)	(4,579)	(8,610)	(21,460)
Less: Loans fair valued	(14,403)	(14,434)	(14,502)	(14,702)	(16,212)
Loans, net of fees and costs, excluding loans at fair value and PPP loans (non-GAAP)	$1,845,249	$1,803,517	$1,724,601	$1,587,037	$1,481,221

Allowance for credit losses to loans, net of fees and costs (GAAP)	1.09%	1.12%	1.08%	1.18%	1.24%
Allowance for credit losses to loans, net of fees and costs, excluding PPP loans and loans at fair value (non-GAAP)	1.10%	1.13%	1.09%	1.20%	1.27%

	Tangible Common Equity Ratio Reconciliation - Corporation
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total stockholders' equity (GAAP)	$153,962	$153,049	$153,280	$151,161	$156,087
Less: Goodwill and intangible assets	(3,972)	(4,023)	(4,074)	(4,125)	(4,176)
Tangible common equity (non-GAAP)	149,990	149,026	149,206	147,036	151,911

Total assets (GAAP)	2,206,877	2,229,783	2,062,228	1,921,924	1,853,019
Less: Goodwill and intangible assets	(3,972)	(4,023)	(4,074)	(4,125)	(4,176)
Tangible assets (non-GAAP)	$2,202,905	$2,225,760	$2,058,154	$1,917,799	$1,848,843
Tangible common equity to tangible assets ratio - Corporation (non-GAAP)	6.81%	6.70%	7.25%	7.67%	8.22%

	Tangible Common Equity Ratio Reconciliation - Bank
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total stockholders' equity (GAAP)	$192,209	$187,954	$185,039	$188,386	$192,212
Less: Goodwill and intangible assets	(3,972)	(4,023)	(4,074)	(4,125)	(4,176)
Tangible common equity (non-GAAP)	188,237	183,931	180,965	184,261	188,036

Total assets (GAAP)	2,208,252	2,229,721	2,059,557	1,921,714	1,852,998
Less: Goodwill and intangible assets	(3,972)	(4,023)	(4,074)	(4,125)	(4,176)
Tangible assets (non-GAAP)	$2,204,280	$2,225,698	$2,055,483	$1,917,589	$1,848,822
Tangible common equity to tangible assets ratio - Bank (non-GAAP)	8.54%	8.26%	8.80%	9.61%	10.17%

	Tangible Book Value Reconciliation
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Book value per common share	$13.77	$13.54	$13.37	$12.93	$12.93
Less: Impact of goodwill /intangible assets	0.35	0.36	0.36	0.35	0.35
Tangible book value per common share	$13.42	$13.18	$13.01	$12.58	$12.58